     As filed with the Securities and Exchange Commission on June 26, 1995.

                                          Registration  No. 33
                                                               -----------------
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                        ------------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------

                         SOUTHERN MINERAL CORPORATION
            (Exact name of registrant as specified in its charter)

                        ------------------------------

               NEVADA                                            36-2068676
    (State or Other Jurisdiction                              (I.R.S. Employer
  of Incorporation or Organization)                          Identification No.)

                         17001 NORTHCHASE, SUITE 690
                          HOUSTON, TEXAS 77060-2138
   (Address, including Zip Code, of Registrant's Principal Executive Offices)


                        ------------------------------

                         SOUTHERN MINERAL CORPORATION
                 1995 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
                           (Full Title of the Plan)

                        ------------------------------


   Name, Address and Telephone                     Copy of communications to:
   Number of Agent for Service:
                                                       T. WILLIAM PORTER
         STEVEN H. MIKEL                                OR NORA J. DOBIN
   SOUTHERN MINERAL CORPORATION                     PORTER & HEDGES, L.L.P.
   17001 NORTHCHASE, SUITE 690                  700 LOUISIANA STREET, SUITE 3500
    HOUSTON, TEXAS 77060-2138                      HOUSTON, TEXAS  77002-2370
          (713) 872-7621                                 (713) 226-0600

                       CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                     PROPOSED MAXIMUM        PROPOSED
                                                      AMOUNT TO          OFFERING        MAXIMUM AGGREGATE       AMOUNT OF
  TITLE OF SECURITIES TO BE REGISTERED              BE REGISTERED    PRICE PER UNIT(1)   OFFERING PRICE(1)  REGISTRATION FEE(2)
- -------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share                100,000            $.9375              $93,750              $100
===============================================================================================================================

(1) Pursuant to Rule 457(c) and (h), the registration fee is calculated on the basis of the last sale price for the Common Stock on the NASDAQ SmallCap Market on June 21, 1995, $.9375 per share.

(2) Since the fee calculated pursuant to Rule 457(c) and (h) is only $32, the minimum fee of $100 is paid pursuant to Section 6(b) of the Securities Act of 1933, as amended.

================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The contents of the following documents filed by Southern Mineral Corporation, a Nevada corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference: (i) the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994, (ii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1995, (iii) the Company's current report on Form 8-K dated January 5, 1995, (iv) the Company's current report on Form 8-K dated March 2, 1995, (v) the Company's current report on Form 8-K dated April 6, 1995, as amended by Amendment No. 1 on Form 8-K/A dated April 6, 1995, and (vi) the Company's current report on Form 8-K dated June 9, 1995.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the Company's 1995 Non-Employee Director Compensation Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

         Common Stock. The Company's authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, of which 6,268,340 shares were issued and outstanding as of May 31, 1995. Outstanding shares of Common Stock are, and shares of Common Stock covered by this Registration Statement when issued in accordance with the 1995 Non-Employee Director Compensation Plan will be, fully paid and nonassessable. Under Nevada law, the Common Stock has no preemptive rights for so long as the Common Stock remains registered under the Exchange Act.

         Holders of Common Stock are entitled to receive dividends, if, as and when declared by the board of directors out of funds legally available therefor, and are entitled on liquidation to share ratably in all assets of the Company remaining after the payment of liabilities. The Company's ability to declare and pay any such dividends would depend upon, among other things, the earnings and financial condition of the Company, and restrictive provisions of any financing arrangements to which the Company may be subject from time to time.

         Each share of Common Stock has one vote on all matters presented to the stockholders. A majority of issued and outstanding shares of Common Stock entitled to vote and represented at a stockholders meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of shares present and entitled to vote at a meeting at which a quorum is present generally will constitute stockholder action. Certain fundamental corporate changes such as amending the articles of incorporation, a merger or a disposition of all of the Company's assets, require the approval of a majority of outstanding shares entitled to vote thereon. Directors are elected by a plurality of votes cast by stockholders entitled to vote therefor. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the shares present and entitled to vote for directors at a meeting at which a quorum is present may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

         American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

         Nevada Takeover Statute. The Company is subject to provisions of the General Corporation Law of Nevada ("NGCL") which generally restrict business combinations between the Company and those of its stockholders who beneficially own 10% or more of the voting power of its outstanding voting shares. The effect of these provisions is to permit friendly, negotiated transactions which are approved in advance by the Board of Directors while restricting a hostile acquiror's flexibility in acquiring the Company. The following discussion of these provisions is qualified in its entirety by reference to Nevada Revised Statutes 78.411 through 78.444 (collectively, the "Takeover Statute"). References to Sections are to sections of the Takeover Statute.

         Combinations covered by the Takeover Statute are identified in Section
78.416 and generally include transactions involving the Company's assets or securities. Section 78.438, subject to certain exceptions, prohibits the Company from engaging in any combination with any interested stockholder for three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of shares made by the interested stockholder on such stockholder's date of acquiring shares is approved by the Board of Directors before that date.

         Further, Section 78.439 prohibits any combination with an interested stockholder following the expiration of three years after his date of acquiring shares unless the combination complies with the Company's articles of incorporation and either (i) the combination or the purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder's date of acquiring shares, or (ii) the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring shares, or (iii) the aggregate value of consideration to be received by the holders of the Common Stock and by the holders of any other class or series of shares satisfies certain standards specified in the Takeover Statute, the consideration to be received by the stockholders is distributed promptly and is in cash or the same form as the interested stockholder used to acquire the largest number of shares previously acquired by such stockholder, and except as specified in the statute, the interested stockholder has not become the beneficial owner of any additional voting shares of the Company after the date of acquiring shares and before the date of consummation of the combination.

         "Interested stockholder" is defined under Section 78.423 as any person (other than the Company or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's outstanding voting shares, or any affiliate or associate of the Company who, at any time within three years immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                 Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Ninth of Registrant's Amended and Restated Articles of Incorporation permits, and Article VII of Registrant's Bylaws contains indemnification provisions which make mandatory the indemnification permitted by Section 78.751 of the NGCL. Accordingly, Registrant generally must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, with respect to an action or suit brought to obtain a judgment in Registrant's favor, whether by Registrant itself or derivatively by a stockholder, (i) such indemnification is limited to expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and (ii) indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Registrant or for amounts paid in settlement to Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         In all cases, the person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Registrant's best interests. In the case of criminal actions or proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made by Registrant's stockholders, by a majority vote of a quorum of its disinterested directors, or by independent legal counsel in a written opinion if such a quorum does not exist or if the disinterested directors so direct.

         To the extent that a director, officer, employee or agent of Registrant has been successful on the merits or otherwise in defending any action, suit or proceeding for which indemnification is permissible under the NGCL, or in defending any claim, issue or matter therein, Registrant must, under both the NGCL and its Bylaws, indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. As permitted by the NGCL, Registrant's Bylaws require it to advance expenses which its officers and directors incur in defending any civil or criminal action, suit or proceeding upon receipt of an undertaking by him or on his behalf to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant.

         The NGCL and Registrant's Bylaws provide that the indemnification and advancement of expenses authorized therein are not exclusive. Accordingly, Registrant could provide for other indemnification of its directors and officers acting in either or both of their official capacities or other capacities while holding office. However, excepting advancement of expenses and court-ordered indemnification explicitly provided for by the NGCL, the NGCL and Registrant's Bylaws prohibit Registrant from indemnifying any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         Consistent with Section 78.752 of the NGCL, Registrant's Bylaws empower it to procure and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or at Registrant's request, of another entity, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, regardless of whether Registrant could indemnify him against such liability. Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under federal and state securities laws.

         As permitted by Section 78.037 of the NGCL, Registrant's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to Registrant and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Section 78.300 of the NGCL. To the extent that this provision limits the remedies of Registrant and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage Registrant's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that Registrant and its stockholders would have no effective remedy against directors or officers.

         The above discussion of the NGCL and Registrant's Amended and Restated Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by the NGCL and such Articles and Bylaws.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

                 Not Applicable.

ITEM 8.          EXHIBITS

         The following is a list of all exhibits filed as part of this Registration Statement.

Exhibit
  No.      Description
- -------    -----------
5          Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
23-A       Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
23-B       Consent of Grant Thornton LLP.
23-C       Consent of Arthur Andersen LLP.
24         Powers of Attorney (included on signature page).

ITEM 9.          UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howell H. Howard and Steven H. Mikel, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 26, 1995.

                              SOUTHERN MINERAL CORPORATION



                              By:      /s/ Steven H. Mikel
                                 -----------------------------------------------
                                           Steven H. Mikel,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 26th day of June 1995.

                     SIGNATURE                                   TITLE

                /s/ Steven H. Mikel                              Director, and
 ------------------------------------------------                President and Chief Executive Officer
                    Steven H. Mikel



                 /s/ John Misitigh                               Vice President, Secretary and Treasurer
 ------------------------------------------------                (principal financial and accounting officer)
                     John Misitigh



               /s/ B. Travis Basham                              Director
 ------------------------------------------------
                   B. Travis Basham



               /s/ Thomas R. Fuller                              Director
 ------------------------------------------------
                   Thomas R. Fuller




                     SIGNATURE                                   TITLE


               /s/ Robert R. Hillery
 ------------------------------------------------                Director
                   Robert R. Hillery



              /s/ E. Ralph Hines, Jr.                            Director
 ------------------------------------------------
                  E. Ralph Hines, Jr.



               /s/ Howell H. Howard                              Director and Chairman of the Board
 ------------------------------------------------
                   Howell H. Howard



               /s/ James E. Nielson                              Director
 ------------------------------------------------
                   James E. Nielson


             /s/ Donald H. Wiese, Jr.                            Director
 ------------------------------------------------
                 Donald H. Wiese, Jr.



             /s/ Spencer L. Youngblood                           Director
 ------------------------------------------------
                 Spencer L. Youngblood

                               INDEX TO EXHIBITS



Exhibit
  No.
- -------
*5       Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
*23-A    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
*23-B    Consent of Grant Thornton LLP.
*23-C    Consent of Arthur Andersen LLP.
*24      Powers of Attorney (included on signature page).

- ---------------
* Filed herewith